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                                                                  EXHIBIT 10.40
                                                                          FINAL


                           NEW DISTRIBUTION AGREEMENT

        This Distribution Agreement (sometimes referred to as the "New Distribution Agreement" or this "Agreement") is entered into as of this 11th day of January, 1999 by and between Dreyer's Grand Ice Cream, Inc., a Delaware corporation headquartered at 5929 College Avenue, Oakland, California 94618 ("Distributor") and Ben & Jerry's Homemade, Inc., a Vermont corporation headquartered at 30 Community Drive, South Burlington, Vermont 05403-6828 ("Manufacturer").

        WHEREAS, the parties wish to confirm that a certain Distribution Agreement dated as of January 6, 1987, as amended, including by a Letter Amendment Agreement dated on the date hereof (the "Letter Amendment Agreement", and such 1987 Agreement as so amended by the Letter Amendment Agreement being sometimes referred to as the "Old Agreement"), will automatically expire, without further notice or actions, as of the close of business on August 31, 1999, and wish, simultaneously with the entering into the Letter Amendment Agreement and the filing of the Stipulation of dismissal with prejudice in the pending case of Dreyer's Grand Ice Cream, Inc. and Edy's Grand Ice Cream vs. Ben & Jerry's Homemade, Inc., to enter into this Agreement effective today, but providing for the distribution upon the terms and conditions set forth below, commencing on September 1, 1999, of the Manufacturer's Products by Distributor in the Distributor Territory as defined below and for certain related matters set forth below.

        NOW THEREFORE, in consideration of these premises, the mutual promises of the parties and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

        1. Purposes of Agreement. Manufacturer is engaged in the manufacture, sale and distribution of ice cream and frozen dessert products manufactured and sold under the trade name "Ben & Jerry's" and in some cases other names. Distributor is engaged in the manufacture, sale and distribution of ice cream products and frozen desserts sold under several brand names including "Dreyer's" and "Edy's" and including ice cream products manufactured by or for others. The use of the term "Distributor" in this Agreement means Dreyer's Grand Ice Cream, Inc. and any controlled subsidiaries thereof engaged in ice cream operations in the United States (production or distribution). The term "Manufacturer" shall mean Ben & Jerry's Homemade, Inc. and any controlled subsidiaries thereof engaged in the United States.

        Distributor and Manufacturer desire to enter into this Agreement setting forth the mutual rights and responsibilities of the parties with respect to the distribution, resale and promotion of Products (as defined) of the Manufacturer through the distribution system of the Distributor, being the Distributor's owned and operated distribution system and its authorized subdistributors.

        It is understood that such distribution will commence September 1, 1999, and that all of the provisions of this Agreement shall only be effective commencing September 1, 1999, provided, however, that the provisions of Section 13 hereof shall be effective immediately.


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        "Best efforts" as used in this Agreement means commercially reasonable use of available resources to accomplish the specified objectives.

        1.1. Representation. Distributor hereby represents that as of the date hereof it is not in default in any respect under, and will not be in default in any respect but for the running of any applicable grace period under, any loan agreement or other agreement for the borrowing of money or capitalized leases.

        2.   Distribution.

        2.1. Appointment of Distributor. Subject to all of the terms hereof, Manufacturer hereby appoints Distributor, commencing September 1, 1999, as a non-exclusive distributor for the Products (as defined below) in the Distributor Territory within the United States as set out in Schedule 2A (the "Distributor Territory"), which Distributor Territory may be changed by mutual written consent of the parties.

        The Products distributed by Distributor hereunder include (i) Ben & Jerry's brand items which are pints, quarts, half gallons, single serve and including bulk sizes of ice cream, frozen yogurt, sorbet, novelties and other frozen desserts manufactured by the Manufacturer and (ii) subject to the effect of distribution agreements between Distributor and third parties effective prior to a designation by Manufacturer adding Products hereunder, such other brand ice cream, frozen yogurt, sorbet, novelties and other frozen desserts of other persons as are involved in a significant relationship with Manufacturer as may be designated by Manufacturer from time to time, all as set forth in Schedule 2B as supplemented or revised by Manufacturer from time to time with reasonable notice to Distributor (collectively, the "Products").

        Subject to all of the terms hereof, Distributor accepts such appointment and agrees to use its best efforts to distribute, resell, and deliver the Products in all flavors and sizes to all types of retail stores and all other types of accounts in this Distributor Territory and to promote the Products in accordance with the terms of this Agreement throughout the Distributor Territory.

        In accordance with the foregoing, Distributor will use its best efforts to meet the distribution performance standards set out in Schedule 2C, and with such updates and revisions as shall be agreed at least annually with respect to each ADI or other market area listed on Schedule 2A (the "Performance Requirements"). It is understood that the Distributor is responsible for meeting the Performance Requirements on an annual basis on a market by market basis within the Distributor Territory for the Distributor Territory served directly (and if expressly applicable under Section 2 of this Agreement, geographic areas within the Distributor Territory served indirectly, by using authorized subdistributors). It is understood that, in the event that the Manufacturer adds an additional distributor in part of the Distributor Territory, the volume levels contained in the Performance Requirements shall be appropriately reduced to reflect such appointment.

        The performance goals, i.e. annual business plan volume, etc. (the "Performance Goals") for any given calendar year, determined as provided below, shall include the performance matters


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referred to in the immediately preceding paragraph that the Distributor reasonably should be expected to achieve in the Distributor Territory for such year and shall be determined by taking into account (a) the Performance Goals for the immediately preceding year, (b) actual performance of the Distributor during the immediately preceding year, (c) any events or situations out of the ordinary that have occurred in the immediately preceding year or are reasonably expected to occur in the marketplace in the following year, which affected or would reasonably be expected to affect Distributor's performance, and (d) any reasonably reliable market performance data for the various markets in which the Distributor and other distributors distribute substantially the same products of the Manufacturer.

        The Performance Requirements and the Performance Goals for each calendar year commencing 2000 shall be proposed no later than October 1 of the preceding year by Manufacturer, after prior consultation with Distributor, and thereafter shall be the subject of good faith negotiations by the parties. In the event the parties fail to reach agreement by October 15 in any year on the Performance Requirements and Performance Goals for the next calendar year, then the Performance Requirements and Performance Goals for the next calendar year shall be determined by the averaging of the Performance Requirements and Performance Goals (where applicable) for the top four (other than those to be applicable under this Agreement) of the major national markets used by the Manufacturer for distribution, planning and operational purposes, provided that, as to 1999 (which consists of the months of September - December), the parties commit to reach agreement on the 1999 Performance Requirements and Performance Goals by no later than March 31, 1999.

        Distributor confirms that it will, except as otherwise specified in this Agreement, use its best efforts to follow Manufacturer's general distribution policies (the "Distribution Policies") as now in effect and as reasonably amended for application to Manufacturer's distributors generally upon reasonable written notice to Distributor (see Schedule 2D for the Distribution Policies as in effect on the date hereof).

        2.2. Accounts. It is agreed that Distributor Territory will include, for all Products except bulk, any and all channels and all retail outlets, including, but not limited to, supermarkets, A and B stores/supermarkets, military bases, food service accounts and concession areas, Distributor owned push carts and bunker promotions in supermarkets, convenience stores, Mom and Pops and specialty food stores and club stores (including those served on a consignment basis as provided below). Except for mutually agreed authorized subdistributors (whether or not Distributor owns a minority interest therein), Distributor will establish, maintain and operate company-owned and operated trucks, warehouse and related assets as necessary to obtain the distribution coverage needed to carry out Distributor's obligations to distribute the Products. Distributor will sell the Products to accounts whether or not the account wishes to purchase any other products distributed by Distributor.

        Distributor agrees that it will not knowingly, directly or indirectly, through independent distributors or otherwise, sell, market or distribute the Products to any person outside the Distributor Territory or for sale outside the Distributor Territory.


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        2.3. Sales in Distributor Territory and Authorized Accounts; Food
Service Accounts. With respect to distribution of Food Service (which shall include novelties that are also distributed as provided in Section 2.2 above and bulk) which shall consist of sales to non-grocery channels, including, but not limited to, concessionaires, captive accounts, institutional accounts, restaurants and the like and shall also include such scooping venues (other than franchises) as may be established from time to time by the Manufacturer, the Distributor shall sell to such Food Service accounts as the Manufacturer may reasonably designate from time to time. It is understood that there may be changes in the Manufacturer's designation of Food Service accounts which are to be handled by the Distributor, and the parties agree to reach reasonable accommodations in order to realize the potential for sales of the Products to Food Service accounts.

        Distributor agrees to distribute only to the authorized types of accounts in the Distributor Territory in accordance with this Agreement, including Sections 2.2 - 2.4. In order to carry out the provisions of this Agreement, Distributor will abide by and, where applicable, impose these contractual restrictions on all the persons distributing Products under this Agreement who are not presently bound by an agreement with Distributor, except when otherwise authorized in writing by the Manufacturer. Notwithstanding the foregoing, nothing herein shall permit enlargement of the Distributor Territory. Nonetheless, in the event that the Products are made available to a non-permitted account, Distributor agrees to use its best efforts to remedy the situation. Distributor, consistent with applicable law, will use its best efforts to terminate any distributor or other person who continues to sell unauthorized accounts. It is understood that the best efforts obligations of Distributor with respect to the customer/territorial limitations are to use best efforts, consistent with law, in enforcing such customer/territorial restrictions under this Agreement and that Distributor shall not be liable to the Manufacturer for any unauthorized sales or resales by the other distributors as long as Distributor has not authorized any sales by other distributors in derogation of the rights retained by the Manufacturer.

        2.4. Distribution to Franchisees, etc. To the extent Manufacturer supplies the Products to Distributor, Distributor agrees to supply the Products, including bulk, to Manufacturer's franchised, licensed and company-owned scoop shops in the Distributor Territory on a drayage basis. Distributor understands that Manufacturer's franchise agreements require it to serve franchise customers first in the event of product shortage. Distributor will receive a handling fee per item delivered as established by Manufacturer, that fee currently being (*) per 2 1/2 gallon bulk tub and (*) per sleeve of pints and miscellaneous boxed goods, with (*) of the freight to the Distributor to be the responsibility of Distributor.

        2.5. No Exclusive Rights. As of the date of this Agreement, Manufacturer has no other distributors in the Distributor Territory for the supermarket channels of distribution. Before Manufacturer grants any other person a right to distribute the Products in the Distributor Territory, Manufacturer shall first give not less than 30 days prior written notice to Distributor and shall consult with Distributor. Before Distributor commences the distribution of any ice cream products of another person not being distributed by Distributor on the date hereof, Distributor will give Manufacturer not less than 30 days prior written notice and shall consult with Manufacturer.

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*This confidential portion has been omitted and
 filed separately with the Commission.


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        2.6. Distributor's Directly Owned and Operated Distribution System. It
is understood that in the Distributor Territory Manufacturer shall sell the Products to Distributor for distribution through Distributor's distribution system (as more specifically described in Section 5.2 hereof ("DSD")) and with a small percentage distributed by authorized subdistributors of the Distributor. Distributor agrees that its maximum resale prices on Products resold to subdistributors will not exceed (*) above the prices paid by Distributor for such Products to the Manufacturer, including freight, under Section 9.

        Distributor agrees that all subdistributors shall be subject to the approval of the Manufacturer, which may not be unreasonably denied. All current subdistributors are hereby approved by Manufacturer and will be listed on a
Schedule 2.6 to be delivered by Distributor to Manufacturer as soon as practicable after execution of this Agreement by the parties. Manufacturer shall have the right to suggest subdistributors subject to the approval of Distributor, which may not be unreasonably denied. Without limiting any other provision of this Agreement, the Manufacturer shall also have the right to appoint an additional subdistributor or, if Distributor does not accept a designated subdistributor, a co-distributor in an area if Distributor is unable to sell any Products into a particular class of trade (such as Mom & Pops) or a particular account of significance (an account with at least six stores) and, provided that this right shall be limited to sales to such account(s) or class of trade.

        2.7. Supply of Products for Distribution. Manufacturer agrees to use its best efforts to make the Products available to Distributor hereunder F.O.B. Manufacturer's plants in Vermont, in such quantities and flavor assortments as Distributor may reasonably require, subject only to Manufacturer's right, if reasonably required by force majeure or other unforeseen circumstances affecting production delays (subject to any priority contractually required by the franchise agreements referred to above) to allocate Products between all distributors and franchisees, including Distributor and Manufacturer's other distributors (independent or company-owned) in this country or those buying for distribution in foreign countries. Distributor shall purchase on full pallet basis (or on a split pallet basis with a picking charge), one flavor per pallet and on half-trailer load minimum basis.

        2.8. No Discrimination. In order to ensure that competition for the Products and products of the Distributor is vigorous, Distributor agrees that all incentive, commission or other compensation programs or benefits for its route salesmen or other sales and sales-type employees and other employees directly involved in the distribution function shall have incentive/commission/compensation/benefit terms relating to distribution of the Products of the Manufacturer that are at least equal to those relating to distribution of products manufactured by Distributor or other products distributed by Distributor and that the instructions to and conduct of the Distributor's personnel in the Distributor Territory shall be implemented so as not to discriminate, directly or indirectly, against distribution of the Products of the Manufacturer.

        2.9. Co-distribution, etc. As to all ADI's within the Distributor Territory where Distributor distributes products directly (or through independent distributors and subdistributors, if and where so permitted by the express terms of this Agreement) and where Manufacturer may be selling to other distributors, Distributor will be co-distributors with Manufacturer's other

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*This confidential portion has been omitted and
 filed separately with the Commission.


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distributors, and, as between the Manufacturer and Distributor, Distributor will not commit any material unfair trade practices as to such other distributors or attempt to unlawfully interfere with their customers, and Manufacturer, when acting as a distributor, will not commit any material unfair trade practices as to Distributor or attempt to unlawfully interfere with Distributor's customers, it being understood that neither Distributor nor Manufacturer shall be responsible for actions taken or not taken by any of the other distributors or subdistributors used by them.

        3. Marketing and Sales. Manufacturer shall be responsible for marketing of the Products in accordance with the provisions of this Agreement, subject to the following:

        3.1. Manufacturer and Distributor shall regularly exchange by electronic means any information necessary to the performance of their respective responsibilities and roles hereunder. Manufacturer will receive from Distributor data provided through the standard UCS 867 product transfer/resale set. The data, provided weekly, will be of the same quality and coverage as has been supplied by Distributor in 1998 under the Old Agreement. Each party will cooperate with the other to be able to receive and transmit data through the standard UCS 867 protocol as soon as practicable.

        3.2. Manufacturer will be responsible for the generation and (*) of the cost of the following: all print, radio, tv or other media advertising placed by the Manufacturer and all consumer promotions, i.e., scoop trucks, marketing events and community events. Each party shall promptly pay, subject to the following provisions, (*) of the cost of all slotting and trade promotions on the Manufacturer's Products in the Distributor Territory, which shall not include the foregoing items in the previous sentence, but shall include off-invoice, retailer ads, retailer display specials, bunker programs, etc., other trade promotional techniques which may be used in lieu of such conventional trade promotions. So long as each party's cost of trade promotions and slotting as so defined herein on the Manufacturer's Products does not in the aggregate exceed for all markets in the Distributor Territory (*) per Equivalent Unit (as such term is defined in Schedule 3.2) per year, the Distributor shall pay its (*) share of such trade promotions and slotting, without any requirement for consent by Distributor.

        With respect to the second category of trade promotions that would in the aggregate exceed for all markets (*) per EU per year (*) share of trade promotions, the parties must mutually agree on the promotion, in the event of which agreement the cost of the trade promotion shall be shared on a (*) basis, provided that, in the event the parties do not mutually agree on a trade promotion in this second category, then the Manufacturer may require such trade promotion to be carried out as directed, but with (*) of the cost of such trade promotion being the responsibility of Manufacturer, it being understood that Manufacturer shall first be required to send a notice to Distributor committing to such (*) cost responsibility. It is understood that the provision of (*) per EU per year will be subject to appropriate adjustment in the event of a meaningful change in market conditions for promotion of Manufacturer's Products (for example, if a retailer materially changes its way of doing business). All credits or other payments necessary to carry out the provisions of this Section
3.2 shall be made by the parties on a monthly basis, and any adjustment necessary to "true up" the amounts shall be made on a quarterly basis, with the final adjustment promptly after the end of each calendar year.

----------------
*This confidential portion has been omitted and filed separately with the Commission.


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        3.3. It is understood that, unless otherwise agreed, Manufacturer's sales representatives shall make presentations and sales calls to Supermarket Channel (three cash registers or more), convenience store chains, national accounts, restaurants, and any other accounts designated by Manufacturer following reasonable notice to Distributor as to presentations and sales calls in the Distributor Territory, provided that Distributor personnel in the distribution system may accompany Manufacturer's personnel, unless inappropriate in Manufacturer's judgment, to assist in the effective promotion of the Products through the distribution system. With respect to other accounts which are to be sold by Distributor under this Agreement, including convenience stores (other than convenience store chains) and Mom & Pops, Manufacturer has determined that it would be most efficient for sales calls to be made by Distributor personnel at the direction of the Manufacturer. In addition, all promotions on the Products must be only those authorized by the Manufacturer, prior to offering these to accounts.

        4. Social Mission Activities. Distributor recognizes the benefit of the image and reputation of the Products and of the Manufacturer that has been previously created in the Distributor Territory, including that part of the image and reputation related to the Manufacturer's approach to marketing activities, community oriented events, promotions or benefits and the Manufacturer's Social Mission, as set forth in Schedule 4.1. Distributor acknowledges its responsibility to maintain and sustain that image and reputation in Distributor activities as a distributor of the Manufacturer in the Distributor Territory, including the obligations set forth in Section 4.1 hereof.

        4.1. Distributor shall use its best efforts to integrate into its business of distributing the Products of Manufacturer hereunder a reasonable number (given the size of Distributor's operation) of socially responsible activities which are not inconsistent with those activities and programs which Manufacturer conducts to implement its social mission, as described in Manufacturer's Annual Report for 1997 and other Manufacturer's materials attached as Schedule 4.1 and as reasonably updated from year to year by Manufacturer upon reasonable notice to Distributor. The Manufacturer acknowledges that the activities of the Distributor set forth in Schedule 4.2 are examples of such socially responsible activities and that activities of the Distributor in the "socially responsible" arena have been acceptable overall through the date of execution of this Agreement. However, Distributor as is its custom, will strive to make improvements to the same as may be reasonable in the circumstances. It is also understood that, in completing the Questionnaire furnished under Schedule 4.1 on an annual basis, Distributor shall be entitled not to respond to the extent that the response would include confidential business information of Distributor. Material failure by Distributor to identify and implement such socially responsible activity from time to time, after notice of such failure, in reasonable detail, from Manufacturer and 90 days cure period, shall, unless reasonably cured by Distributor in said cure period, constitute Cause under Section 8.3.

        5.   Delivery; Other Services.

        5.1. Distributor shall be responsible for delivery of the Products and shall provide the same delivery service and care it provides for its own products, including service (such intervals in the week as is necessary, given the retail outlet, to exploit the market potential) for all types of


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accounts, products rotation, correct flavor assortment, proper display and pricing of product, removal of damaged product (provided that in the event that Product is required to be removed pursuant to a decision of the Manufacturer, such as discontinuance of a slow moving item, the Distributor shall be solely entitled to credit for the purchase price previously paid for such Product), assurance of adequate back stock where allowed and display of merchandising materials in and around the freezer case. Distributor also agrees to comply with Manufacturer's general service standards for distributors as set forth in the Distribution Policies referred to above and including those in Section 5.2 below.

        These services will be provided by Distributor where Distributor delivers its own products. To the extent that the Products are expressly permitted by this Agreement to be delivered by independent distributors (or subdistributors) used by Distributor, Distributor will exercise best efforts to cause such independent distributors (or subdistributors) to provide delivery service and care of the Products as aforesaid but shall in no event be liable to Manufacturer for any act or omission in respect thereof by any such distributor. However, in the event that such independent distributors (or subdistributors) do not provide such delivery and care of the Products, Distributor will take action to correct the deficiency or appoint other distributors (or subdistributors) to provide the required delivery and care of the Products.

        5.2. Temperature/Handling. All Products of the Manufacturer must be stored at -15 degrees F. The Products may at no time in the channel of distribution go above -10 degrees F under this Section 5.2 and as provided in the Distribution Policies of Manufacturer. In the event Manufacturer determines that Products are being handled at improper temperatures, Manufacturer reserves the right to insist that Product be destroyed if quality of such Product is affected at any time and Distributor will remain responsible for payment for the destroyed Products.

        It is agreed that the required form of market delivery by Distributor under this Agreement is direct store delivery ("DSD"). DSD is the process by which consumer demand is fulfilled and delivered at the store level. As part of this process, Distributor's personnel are directly responsible for developing store specific orders, schematics, and replenishment schedules. Product delivery to the store (non involving a retailer's warehouse) and merchandising may be performed by Distributor or a contracted third party.

        6. Other Distribution by the Distributor. Notwithstanding any other provision of this Agreement, the parties acknowledge that Distributor intends to continue its existing business which may be deemed to compete with Manufacturer's Products, and may manufacture, sell and/or distribute additional ice cream products and other products which may compete directly with Manufacturer's Products, in all parts of the United States and abroad, to all classes of trade. Manufacturer agrees that nothing in this Agreement is intended to, or shall limit or affect in any way such activities by Distributor. Nothing herein shall be deemed to waive compliance with the "best efforts" commitment of
Section 2 hereof.

        7. Relationship of Distributor and Manufacturer. The relationship of Distributor and Manufacturer with respect to sale and purchase of Products is that of distributor (purchaser) and


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manufacturer (seller), and nothing in this Agreement shall be construed to create any agency or partnership or any other relationship, except as set forth herein.

        Neither Distributor nor Manufacturer shall have, nor shall either represent itself as having, any right, power or authority to create any contract or obligations, either express or implied, on behalf of, in the name of, or binding upon the other party, or to pledge the other's credit or to extend credit in the other's name unless the other party shall consent thereto in advance in writing. Without limitation of the foregoing, Manufacturer shall not make any representation concerning Distributor or use of Distributor name in Manufacturer's marketing and sales effort without Distributor's advance written approval. Manufacturer does have the right without prior approval of Distributor to inform the trade that the Products are being distributed through the Distributor's system, and as is necessary to carry out the purposes of this Agreement. Without limitation to the foregoing, Distributor shall not make any representation concerning Manufacturer or use of Manufacturer's name in Distributor's marketing and sales effort without Manufacturer's advance written approval. Distributor does have the right without prior approval of Manufacturer to inform the trade that the Products are being distributed through the Distributor's system, and as is necessary to carry out the purposes of this Agreement.

        8.   Term; Termination.

        8.1. Term. The term of this Agreement shall start as of September 1, 1999 and shall continue for an indefinite period, unless in any case sooner terminated pursuant to the terms of this Agreement or by mutual agreement; provided, however, that the provisions of Section 13 hereof shall be effective immediately.

        8.2. Termination Without Cause. This Agreement may be terminated after September 1, 1999 by either Distributor or Manufacturer without cause on not less than six months prior written notice given to the other party; provided that no such notice may be given during the months of October, November, December, January, February or March in any year.

        During the termination notice period under Section 8.2, the following additional obligations set forth in this Section shall apply.

        Manufacturer shall not be obligated to appoint additional distributors in any market area during any termination notice period. The below obligations upon termination shall only apply to the market area or areas in which the termination is effective and shall be interpreted accordingly. A "market" or "market areas" shall be any of the areas listed on Schedule 2A.

        In the event that Distributor fails to comply in a material respect in a market (as defined above) with its best effort obligation during the termination notice period, this failure shall constitute Cause justifying termination by the Manufacturer under Section 8.3 of this Agreement, effective immediately upon written notice to Distributor (notwithstanding any contrary provision in Section 8.3, including any cure period in which to cure such default that would otherwise be applicable under Section 8.3), or, alternatively, Manufacturer shall have the right, by written notice to Distributor, to shorten the termination notice period to a shorter period (but not less than


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30 additional days following the date of the Manufacturer's notice to shorten under this paragraph). In the event of a termination by Distributor without cause, Manufacturer may, by written notice to Distributor, shorten the termination notice period to a shorter period (but not less than 30 additional days following the date of Manufacturer's notice to shorten under this paragraph).

        8.3. Termination for Cause. Either party may at any time terminate this Agreement, either entirely or as to a particular affected portion of the Distributor Territory only (as elected in any case by the terminating party, by written notice to the other party), upon sixty (60) days' written notice to the other for failure of the other party to comply with any of the terms set forth herein (which terms shall include the Distributor's failure to satisfy the Performance Requirements or Performance Goals for Products to be purchased by Distributor for any year), in any material respect, which shall also have a material adverse effect on Distributor's distribution performance in either the Distributor Territory or in the affected area(s) within the Distributor Territory ("Cause"), unless such default shall have been reasonably cured to the satisfaction of the other party within sixty (60) days after receipt of such written notice specifying the failure in reasonable detail. The failure of Distributor to continue DSD as the method of distribution hereunder shall be deemed to be "Cause", entitling Manufacturer to give Distributor the 60 day written notice as specified in this Section. An "affected portion" of the Distributor Territory shall be any of the markets within the Distributor Territory that are specified in Schedule 2A.

               8.3.1. Without limiting any of the foregoing provisions of this Agreement, if Manufacturer notifies Distributor with reasonable specificity that a particular account or group of accounts in a specific market in the Distributor Territory is not, in the reasonable judgment of Manufacturer, receiving appropriate distribution (i.e. in accordance with the Performance Requirements or the Performance Goals, as in effect for the applicable period); Distributor shall endeavor to correct the problem. If following sixty (60) days from such notice, Manufacturer is not, in its reasonable judgment, satisfied that the problem has been corrected, Manufacturer may propose a solution. If within a reasonable period (generally thirty (30) days), Distributor agrees to implement such solution and if Distributor in fact implements such solution, such notice shall be of no further effect. If Distributor does not so agree to implement such solution or does not in fact implement such solution, Manufacturer shall have the right to terminate Distributor's distribution rights to such account or group of accounts.

        8.4. Termination Upon Change in Control. Upon a Change in Control (as defined below) of the Distributor, the Manufacturer may terminate this Agreement upon 180 days notice, and upon a Change in Control (as defined) of Manufacturer, Distributor may terminate this Agreement upon 180 days notice, in each case given at any time within the nine-month period following the Change in Control of the other party, provided, further, that if notice of termination for Change in Control is given more than six months (but not more than nine months) after the Change in Control, the period of the six month purchase or sales obligation set forth below shall be shortened by the number of days equal to the number of days by which the date of the giving of such notice of termination is later than six months after the date of the Change in Control and the purchase or sale obligation shall be correspondingly adjusted.


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        A "Change in Control" of a party means a change in control of that party of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not that party is then subject to such reporting requirements; provided, however, that, without limitation, such a Change in Control of that party shall be deemed to have occurred if (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of that party representing 50% or more of the combined voting power of that party's then outstanding securities eligible to vote in the election of directors; provided, however, that in the event, with respect to a Change in Control of Distributor, that person (or any entity controlled by or controlling that person) is a manufacturer or distributor of frozen desserts which is a significant competitive factor in the United States or, with respect to a Change in Control of Manufacturer, that person (or any entity controlled by or controlling that person) is a manufacturer or distributor of frozen desserts which is a significant competitive factor in the United States, the "50%" figure shall be "35%" in each case (calculated on a "fully-diluted basis", i.e.
assuming issuance of all shares issuable upon exercise or conversion of any outstanding options, warrants or other securities or rights irrespective of the exercise, conversion or exchange price thereof or any term limiting the current exercisability); (b) that party is a party to a merger, consolidation, sale of assets or other reorganization, an issuance of securities or other transaction, or a proxy contest, as a consequence of which members of the Board of Directors of that party in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (c) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by that party's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of that party.

        Notwithstanding the foregoing provisions of the definition, a "Change of Control" of Distributor will not be deemed to have occurred solely because of
(i) the acquisition of securities of Distributor (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by Distributor for the benefit of employees or by William F. Cronk or T. Gary Rogers or their "affiliates" or "associates" (as such terms are defined in Rule 12b-2 under the Act) or members of their family (or trusts for their benefit) or
(ii) any merger, consolidation or reorganization involving Distributor in which the holders of voting stock having power to cast 80% of the votes in elections of directors of Distributor immediately prior to such merger, consolidation or reorganization hold immediately after such transaction voting stock having power to cast 80% of the votes in elections of directors of the surviving entity in such transaction, and notwithstanding the foregoing provisions of the definition, a "Change in Control" of Manufacturer will not be deemed to have occurred solely because of (i) the acquisition of securities of Manufacturer (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by Manufacturer for the benefit of employees or by Ben Cohen, Jerry Greenfield or Perry Odak or other members of the executive management or Board of Directors or their "affiliates" or "associates" (as such terms are defined in Rule 12b-2 under the Act) or members of their family (or trusts for their benefit) or (ii) any merger, consolidation or reorganization involving Manufacturer in which the holders of voting stock having power to cast 80% of the votes in elections of directors of the Manufacturer immediately prior to such merger, consolidation or reorganization hold immediately after such transaction voting stock having power to cast 80% of the votes in elections of directors of the surviving entity in such transaction.

               8.4.1. In the event of termination by Manufacturer for Change in Control of Distributor hereunder, Distributor shall be obligated, during the 180 day period following the date of the giving of notice of termination for Change in Control, to purchase from Manufacturer for resale and resell and, in the event of termination by Distributor for Change in Control of Manufacturer hereunder, Manufacturer shall be obligated, during the 180 day period following the date of giving of such notice, to sell to Distributor, in each case in each market area in the Distributor Territory, where Distributor was a distributor hereunder immediately prior to the termination notice on a quarterly basis, not less than the same amount of the Products as were purchased hereunder for resale and resold in such market area during the comparable calendar quarter of the prior year, provided that the amount required to be purchased and resold by Distributor, during such period shall be reduced by the amount of any increased purchases and resales during the period by such other person (or the Manufacturer) previously distributing in such market area and by the amount of any sales of such other person (or the Manufacturer) making distribution for the first time in such market area of such termination notice period. A "market" or "market area" shall be any of the areas listed on Schedule 2A. It is understood that the amount required to be purchased and resold by Distributor pursuant to this paragraph shall be reduced for adverse changes in market conditions beyond the reasonable control of Distributor, including, for example, failure of the Manufacturer to deliver Product or novelties of the Manufacturer or loss of a chain due to the Manufacturer's action or inaction (and not by Distributor action or inaction), or decline in consumer preference for super premium ice cream or novelties on a market-wide basis, so long as Distributor is fulfilling its applicable best efforts obligations during the applicable period under this paragraph of Section 8.4.1 of this Agreement and that the amount required to be sold by Manufacturer pursuant to this paragraph shall be reduced for adverse changes in market conditions beyond the reasonable control of Manufacturer.

        In the event that Distributor fails to comply in a material respect in a market (as defined above) with the purchase obligations set forth above during the termination notice period, this failure shall constitute Cause justifying termination by the Manufacturer under Section 8.3 of this Agreement, effective immediately upon written notice to Distributor (notwithstanding any contrary provision in Section 8.3, including any cure period in which to cure such default that would otherwise be applicable under Section 8.3), or, alternatively, Manufacturer shall have the right, by written notice to the Distributor, to shorten the termination notice period to a shorter period (but not less than 30 additional days following the date of the Manufacturer's notice to shorten under this paragraph).

        The provisions of this Section 8.4 shall be in addition to the provisions of Sections 8.2 and 8.3.

        8.5. In addition to the applicable provisions of Sections 8.2 and 8.4 above with respect to certain termination notice periods, Distributor agrees to continue to use its best efforts hereunder during all applicable termination notice periods under this Agreement to distribute the Products of the Manufacturer and to preserve Manufacturer's shelf position for the replacement distributor(s) selected by the Manufacturer upon any termination of this Agreement in each market in the Distributor Territory listed in Schedule 2A where Distributor was a distributor hereunder immediately prior to the applicable termination notice.

        Upon any termination of this Agreement, all materials and other data submitted to Distributor by Manufacturer and still in Distributor possession shall be returned to Manufacturer and Distributor shall not use the contents thereof.

        8.6. Post Termination Obligations. Upon the termination of this Agreement by Manufacturer or by Distributor, Distributor shall return, and Manufacturer agrees to repurchase all Products (other than unsalable Products) at Distributor's original purchase price or in the event of Products close to out-of-code (i.e. less than 60 days before the out of code date) at the appropriate discount from such original purchase price, all in accordance with the industry standards, or, at Manufacturer's option (exercisable by written notice to Distributor), Distributor shall have the right to sell or liquidate in the Distributor Territory in a manner approved by Manufacturer its then-current inventory of Products, but not including unsalables in accordance with the provisions of this Agreement. In the event of any return of Products hereunder, the terminating party shall pay (*) of the applicable reasonable return shipping charges; provided; however, that if either party terminates for cause, then in such incident, the breaching party shall pay (*) of the applicable reasonable return shipping charges. For the purposes of this provision, "unsalables" means damaged or out-of-code Products which shall be destroyed. All amounts due for Products sold to Distributor and all other amounts due under Sections 3.2 and 9 and any other provisions of this Agreement shall be immediately due and payable. Nothing in this Section should affect either party's obligations to the other upon termination, including any claims for damages.

        9.   Prices for Products; Payment Terms; Resale Prices; Related Matters.

        9.1. Prices Payable by Distributor. Manufacturer agrees to sell the Products at the prices determined by Manufacturer from time to time (Manufacturer's regular Distributor Prices), which shall initially be as set forth on Schedule 9.1 attached, F.O.B. Manufacturer's plants in Vermont, with freight arranged by Manufacturer (or as requested by Distributor) using its reasonable efforts to obtain the best possible freight charge available and reimbursed by Distributor. Freight shall be split (*) between the parties, payable within 28 days after receipt of invoice for freight services by the party obligated by this Section to make such (*) reimbursement to the other party. Manufacturer may change prices to the Distributor when it changes price to its other distributors (absent unusual geographic market conditions), upon not less than reasonable notice to Distributor which shall normally be not less than 30 days.

               9.1.1. Rebate. Distributor will pay a rebate to Manufacturer in an amount equal to (*) of the Distributor's monthly sales of all Products to all customers, including

----------------
*This confidential portion has been omitted and filed separately with the Commission.

        (without duplication) sales by subdistributors (but excluding sales to or by Non-affiliated subdistributors making purchases in smaller quantities [i.e., 10 pallets or less on an occasional basis] up to an aggregate of 10% of Distributor's total monthly sales), payable monthly in arrears 28 days after the end of the month via Electronic Funds Transfer (EFT) [EDI transaction type 820]. The term "Non-affiliated subdistributors" shall mean subdistributors in which Distributor does not own more than 20% of the equity interests.

               As used in this Section 9.1.1, Distributor's monthly sales shall mean gross revenues less returns and allowances for damaged goods.

        The parties acknowledge that the pricing method they have, for convenience, selected to reflect the sharing of the efficiencies or savings may erroneously be viewed by others as a discriminatory net price charged by Manufacturer to Distributor, when such view is not consistent with the economics of the matter. Accordingly, to eliminate any uncertainty Distributor hereby agrees and confirms that its submission from time to time of any purchase order for Products from Manufacturer shall irrevocably (i) confirm the release of, and constitute a covenant not to sue in respect of, any claim of any kind whatsoever that its payment of such net higher price for the Products covered by such invoice may be in violation of the price discrimination provisions of the Robinson-Patman Act and any state price discrimination or unfair competition law and (ii) confirm the release of, and constitute a covenant not to sue in respect of, any claim of any kind whatsoever that its payment of such higher price in respect of any previously submitted purchase order for Products of the Manufacturer may be in violation of the Robinson-Patman Act or any state price discrimination or unfair competition law. Each release and covenant not to sue by Distributor shall remain in effect notwithstanding any inconsistent or contradictory provision in any purchase order or other instrument unless the provisions of this Section 9.1 are expressly terminated by a written amendment to this Agreement.

        9.2. Payment Terms. Payment terms shall be 21 days with a 7-day grace period from the date of Manufacturer's invoice (which shall be the post-marked date of the invoice or any earlier date of facsimile transmission or other delivery to Distributor). Distributor agrees to maintain its internal bill receipt and payment procedures so that it will be able to meet the payment terms in the Agreement, and the parties agree that all payments shall be EFT. It is agreed that these are material terms of this Agreement and that failure of Distributor to make timely payments shall constitute "Cause" under Section 8.3 (unless cured or provided therein). Manufacturer also agrees to notify Distributor of any substantial increase in freight charges before shipment is authorized.

        9.3. National Pricing. Notwithstanding the foregoing provisions of
Section 2 or this Section 9, it is understood that Manufacturer may, as is common in the food industry, negotiate "national" or "regional" pricing agreements with certain accounts (such as airlines or Wal-Mart, to take two examples) where the Manufacturer's distributors, including the Distributor hereunder, continue to sell to such accounts, but this Agreement is modified to the extent necessary to accommodate such national pricing agreements, subject to reaching mutual agreement between the parties in each case. The parties agree to make such necessary amendments to implement agreements reached under this
Section 9.3. In the event that the Distributor does not agree to any such national pricing arrangement within 14 days after a reasonably specific presentation of the arrangement to the Distributor, then the Manufacturer shall have the right to arrange for other distribution for such national pricing arrangement.

               9.3.1. Consignment Sales. Notwithstanding the provisions of
        Section 2 and this Section 9, it is understood that Manufacturer may, as is common in the food industry, negotiate certain consignment arrangements for sales to club stores or Food Service accounts and Distributor will use its best efforts to distribute the Products to such outlets on a consignment basis, provided that consignment sales shall require the mutual agreement of the parties. In the event that the Distributor does not agree to any such consignment arrangement within 14 days after a reasonably specific presentation of the arrangement to the Distributor, then the Manufacturer shall have the right to arrange for other distribution for such consignment arrangement.

        9.4. Resale Prices. Distributor shall resell at such prices as it may determine, and Manufacturer retains no control over such resale prices.

        9.5. Trade Shows. The parties confirm that the arrangements and practices with respect to trade shows attended by Manufacturer that are currently in effect under the Prior Agreement shall continue under this Agreement, namely that Distributor agrees to provide delivery of Products to Trade Shows in the areas in which Distributor is distributing hereunder at no charge, provided that Manufacturer provides the Products and necessary freezers for such shows.

        9.6. Credit Line. Distributor shall have a line of credit under this Agreement which shall be reasonably established by Manufacturer consistent with the payment terms defined herein, and Manufacturer shall have the right, from time to time at its election, to require C.O.D. payment for any Products at any time when outstanding receivables under this Agreement and any that arose under the Old Agreement, for purchase of the Products of the Manufacturer thereunder (whether or not due) exceed the amount of such credit line or at any time when the circumstances of Distributor's financial condition are such that Manufacturer would be entitled under its regular credit policies to reduce this amount of the credit line. Said credit line shall be available unless Distributor is in breach of a material provision of this Agreement or unless Manufacturer determines, pursuant to the exercise of its regular credit policies, that Distributor's financial condition warrants a change in said credit line. Distributor agrees to pay interest on overdue accounts at an annual rate equal to the base rate charged to best commercial customers at BankBoston (or its successor) from time to time plus (*). Interest shall be payable to Manufacturer on the last day of each month.

        10. Compliance with Laws: Quality Control. Each party covenants and agrees during the term hereof, that it will fully comply with all applicable laws, ordinances, regulations, licenses and permits of or issued by any federal, state or local government entity, agency or instrumentality applicable to its responsibilities hereunder.

        Manufacturer shall be responsible for the quality, including proof of quality and quality control, labeling requirements and truth of labeling, and fitness for human consumption of the

----------------
*This confidential portion has been omitted and filed separately with the Commission.

Products delivered hereunder. Manufacturer warrants and represents that the Products delivered hereunder (1) are not adulterated or misbranded under the Federal Food Drug and Cosmetic Act, as amended (the "Act"); and (2) are not articles which may not be shipped pursuant to Sections 404 or 505 of the Act. Title shall pass upon delivery, F.O.B. Manufacturer's plants in Vermont. Notwithstanding any other provision hereof, the parties understand that loss or damage to the Products during shipment, after delivery F.O.B. Manufacturer's Plant, shall be the responsibility of Distributor.

        10.1. Recall Possibility. In the event the Manufacturer determines to recall or withdraw any of its Products (the "Recalled Products"), Distributor will use its personnel (or a third party retrieval service if Distributor reasonably believes the recall or withdrawal will be achieved faster, at less expense or more efficient) to remove any Recalled Products from accounts to which it had delivered the Recalled Products (and, where it uses any other distributors or subdistributors, will use its best efforts to cause such other persons to do likewise) and shall return (or cause to be returned) to Manufacturer or dispose of Recalled Products as directed by Manufacturer. Distributor shall be reimbursed by Manufacturer for all Recalled Products in the amount of the net purchase price previously paid by Distributor for such Recalled Products including freight costs and for its reasonable out-of-pocket expenses for using its personnel or third party service to accomplish such recall or withdrawal, including disposal costs, with payments by Manufacturer for Recalled Products being in cash or replacement Products, at Manufacturer's option. In the event that any recall or withdrawal of either party's products significantly disrupts Distributor's ability to distribute the Manufacturer's Products or Manufacturer's ability to have such distribution occur, then Manufacturer and Distributor agree to discuss in good faith compensation for losses incurred by either party by such disruption.

        11.   Hold Harmless.

        11.1. It is expressly understood and agreed that Distributor shall not be liable for and Manufacturer shall hold Distributor harmless from any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature to a person not a party to this Agreement ("Third Party") arising directly or indirectly out of or in connection with this Agreement caused by Manufacturer's negligence, willful misconduct or contractual breach, including but not limited to any costs, expenses, court costs and reasonable attorneys' fees incurred by Distributor by reason of any defense to any claims or lawsuits to which Distributor has been named a party.

        11.2. It is expressly understood and agreed that Manufacturer shall not be liable for and Distributor shall hold Manufacturer harmless from any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature to a Third Party arising directly or indirectly out of or in connection with this Agreement caused by Distributor's negligence, willful misconduct or contractual breach, including but not limited to any costs, expenses, court costs and reasonable attorneys' fees incurred by the Manufacturer by reason of any defense to any claims or lawsuits to which Manufacturer has been named a party.

        11.3. Third Person Claims. Promptly after a party has received notice of or has knowledge of any claim against it covered by Section 11 by a Third Party or the commencement of any action or proceeding by a Third Person with respect to any such claim, such party (sometimes referred to as the "Indemnitee") shall give the other party (sometimes referred to as the "Indemnitor") written notice of such claim or commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the other party has been actually prejudiced as a result of such failure. If the Indemnitor has notified the Indemnitee within thirty (30) days from the receipt of the foregoing notice that it wishes to defend against the claim by the Third Person, then the Indemnitor shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, provided that the assumption of such defense by the Indemnitor shall constitute an acknowledgment of the obligation to indemnify the Indemnitee hereunder. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnitor shall have assumed the defense pursuant to the preceding sentence, provided, however, that counsel for the Indemnitor shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceeding other than claims that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnitor has not assumed the defense of any claim.

        12. Trademarks. Distributor understands and agrees that it has received no right or license, express or implied, to use in any manner the name "Ben & Jerry's" or any other trade name or trademark used or owned by Manufacturer now or in the future with the express written consent of Manufacturer except as set forth herein. Subject to the terms and conditions of this Agreement and to the continuing performance by Distributor of its obligations hereunder, Manufacturer hereby grants Distributor a non-exclusive, non-transferable and personal license to use Manufacturer's trademarks and logos ("Marks") solely in connection with the distribution, display and sale of the Products pursuant to this Agreement. Distributor agrees that such Marks shall be used only in the forms and manners specified and approved in writing in advance by Manufacturer. All rights granted to Distributor under this Agreement with respect to the Marks shall immediately cease and terminate upon the termination of this Agreement. The provisions of this Section shall survive termination.

        13. Standstill. Distributor acknowledges that this Agreement is extremely important to Manufacturer and will involve dependence of Manufacturer upon Distributor's distribution of a significant amount of the total revenues of Manufacturer, and accordingly, the Distributor agrees that until termination of this Agreement, the Distributor and its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended) ("Affiliates" for purposes of this Agreement) shall not without the consent of Manufacturer (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Manufacturer or any of its subsidiaries or divisions, or any rights or options to acquire any such securities or property (other than purchases of products or other properties in the ordinary course of business), (b) propose publicly or otherwise to enter into, directly or indirectly, any merger or business combination, recapitalization, restructuring or other extraordinary transactions involving the Manufacturer or any of its subsidiaries or divisions or stockholders, (c) otherwise act, alone or in concert with others, to seek to control or influence the executive management (except with respect to the distribution relationship created hereby) or Board of Directors of the Manufacturer, (d) enter into any contract, arrangement or understanding with any person with respect to any securities of the Manufacturer (or any subsidiary of the Manufacturer), including but not limited to any joint venture (other than relating to distribution), loan or option agreement, put or call, guarantee of loans, guarantee of profits or division of losses or profits, (e) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Manufacturer, (f) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) with respect to any acquisition of or other action relating to securities or properties (other than purchase and sale of products or properties in the ordinary course) of the Manufacturer, (g) advise, assist or encourage any other person or group in connection with any of the foregoing, (h) disclose any intention, plan or arrangement inconsistent with the foregoing, (i) request the Manufacturer (or its directors, officers, affiliates, stockholders, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this provision), or (j) take any action which might require either party to make a public announcement regarding the possibility of a business combination, merger or joint venture (other than relating to distribution) involving the Manufacturer or any of its subsidiaries or divisions.

        The foregoing provisions shall not be applicable to proposals initiated by or on behalf of Manufacturer.

        13.1. The provisions of Section 13 shall not be applicable upon the earlier of:

        (a) the date on which Manufacturer determines to initiate, solicit or pursue (1) a sale or transfer of all or substantially all of its assets or common shares representing 50% or more of the then outstanding common shares or (2) a merger, reorganization, consolidation or similar transaction between Manufacturer and any other person in which such person would obtain ownership of 50% or more of the then outstanding common shares;

        (b) the date on which the Board of Directors of Manufacturer approves of (or approves in principle, by letter of intent, memorandum of understanding or similar instrument) any transaction referred to subparagraph (a) hereof; or

        (c) the date on which any person not a member of Manufacturer's Board of Directors at the date hereof acquires common shares if the effect of such acquisition would be to cause such person to become the Beneficial Owner of 40% or more of the then outstanding common shares.

        Notwithstanding the foregoing, counsel or other advisors for Distributor shall be entitled to contact Ropes & Gray, outside counsel for Manufacturer, to consider whether a proposal by

Distributor that is prohibited by this Section 13 would, if it were actually made by Distributor to Manufacturer, require public disclosure by Manufacturer to Distributor. It is understood that if, in the judgment of Ropes & Gray as outside counsel for Manufacturer, such a proposal would require such public disclosure, then such proposal shall continue to be prohibited by this Section 13 and cannot be made. If the judgment is that such proposal would not require such public disclosure, then such proposal may be made, but no further proposal (without complying again with this provision) otherwise prohibited by this
Section 13 may be made by Distributor.

        The same procedure for advisors for Distributor to contact outside counsel for Manufacturer may be used in the circumstances in which Distributor believes that, as a result of prior action taken by the Manufacturer or by a third party unaffiliated with Distributor, Manufacturer may be considered to be "in play" in the securities market. The parties also recognize under such circumstances the Manufacturer may, without being requested to do so, invite a proposal from the Distributor.

        Manufacturer will give Distributor immediate notice of the occurrence of any of these three events.

        The Distributor acknowledges that money damages would not be an adequate remedy for breach of this Section 13, and accordingly, the Manufacturer shall be entitled to preliminary and permanent injunctive relief without the need to post a bond to enforce these provisions.

        14. Stipulation of Dismissal With Prejudice. The parties shall deliver a stipulation of dismissal with prejudice to terminate the case entitled Dreyer's Grand Ice Cream, Inc. and Edy's Grand Ice Cream v. Ben & Jerry's Homemade, Inc. pending in the United States District Court, Northern District of California, Case No. C-98-3357 FMS, in the form of Exhibit I attached hereto. Each party shall be responsible for their own attorney's fees, costs and expenses relating to said litigation. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the other provisions shall nevertheless be in full force and effect without being impaired or invalidated in any way.

        15. Confidential Information. Confidential Information about a party learned under this Agreement shall not be used during or after the term of this Agreement except for the purpose of this Agreement and, without limiting the foregoing, such information as to the Manufacturer may not be used by the Distributor in connection with the production, marketing, distribution or sale of Distributor's products. Confidential Information shall, for purposes of this Agreement, include all information relating to a party, its business and prospect, disclosed by such party from time to time to the other party in any manner, whether orally, visually or in tangible form (including, without limitation, documents, devices and computer readable media) and all copies thereof, created by either party. The term "Confidential Information" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by a party which contain, reflect or are based upon the information furnished to such party by the other party pursuant hereto. Confidential Information shall not include any information that:

        (a) was in a party's possession prior to disclosure by the other party hereunder, provided such information is not known by such party to be subject to another confidentiality agreement with or secrecy obligation to the other party;

        (b) was generally known in the ice cream industry at the time of disclosure to a party hereunder, or becomes so generally known after such disclosure, through no act of such party;

        (c) has come into the possession of a party from a third party who is not known by such party to be under any obligation to the other party to maintain the confidentiality of such information; or

        (d) was independently developed by a party without the use of any Confidential Information of the other party, to the extent that such independent development is reasonably established by such first party to the other party.

        16. Entire Agreement; Survival. This Agreement and the Addendum of even date herewith (and any documents referred to herein) represents the entire agreement and understanding of the parties with respect to the distribution, commencing September 1, 1999, of Products of the Manufacturer by the Distributor, the standstill provisions of Section 13, and the stipulation of dismissal with prejudice provided for above, and there are no representations, warranties or conditions or agreements (other than implementing invoices, purchase orders and the like necessary to implement this Agreement) not contained herein (or in any documents not referred to herein) that constitute any part hereof or that are being relied upon by any party hereunder. Notwithstanding any termination of this Agreement, all claims arising prior to such termination for any breach of or for any amount due under this Agreement (excluding any such claims that have been satisfied, waived or released prior to such termination) under this Agreement shall survive such termination, and in addition, the following sections of this Agreement shall survive any termination of the Agreement: 3.2 (as to Distributor's obligations to pay sums owing for the period through termination), 8.6, 9 (as to Distributor's obligations to pay sums owing for the period through termination), 11, 12, 14, 16 and 19.

        17. Negotiation of Agreement. Each party and its counsel have cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

        18. Amendment and Non-assignability of Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by an authorized officer of each party. It is agreed that neither party shall transfer or assign this Agreement or any part hereof or any right arising hereunder, by operation of law or otherwise, without the prior written consent of the other. Any purported assignment without consent shall be void and of no force or effect or, at the other party's option, shall terminate this Agreement. Subject to the foregoing, this Agreement shall be binding on the respective parties and their successors and assigns.

        No waiver by either party of any default or breach of any covenant hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated. No express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers by either party of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary consent or approval to or of any subsequent similar acts. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

        No provision of any other instrument, including purchase orders, invoices, bills of sale or like instrument which is inconsistent or conflicts with this Agreement shall control or override any provision of this Agreement.

        19. Waiver of Jury Rights; Governing Law; Jurisdiction. Each of the parties hereto irrevocably waives all rights to a trial by jury with respect to any dispute relating to this Agreement, the subject matter hereof or the entering into or termination of this Agreement (a "Dispute"). This Agreement and all actions related hereto shall be governed by, and any dispute shall be resolved in accordance with, the laws of the State of New York, excluding its internal choice of law principles.

        In the event of any Dispute, such Dispute, if not resolved in the ordinary course between representatives of the parties, shall be submitted for settlement negotiation between the Chief Executive Officer of Manufacturer and Chief Executive Officer of Distributor, and if such procedure does not resolve such Dispute within 30 days after a request for such settlement negotiation to the other party, then and only then shall all such Disputes be resolved exclusively by the process of litigation in accordance with this Section. If such litigation is brought by Manufacturer or by Distributor, it shall be brought in the State of New York, New York City (Manhattan), provided that, if such dispute relates to Section 13 of this Agreement, it may be brought without resort to the settlement mechanics described above and it may also be brought by Manufacturer in the State of Vermont and will be resolved under the laws of the State of Vermont.

        With respect to any litigation relative to any Dispute (other than disputes arising out of Section 13) that has been commenced in accordance with the foregoing provisions as to where and when such litigation may be brought, the parties each hereby: (i) agree that each party has sufficient contacts with New York City (Manhattan) and Vermont (with respect to disputes relating to Section 13) to subject it to the personal jurisdiction of the state and federal courts located in New York City (Manhattan) and Vermont (with respect to disputes relating to Section 13) for purposes of any such Proper Action (a "Proper Action"); (ii) agree that venue of any Proper Action properly lies in New York City (Manhattan)and Vermont (with respect to disputes relating to Section 13); (iii) waives and agrees not to assert in any Proper Action any claim that it is not subject personally to the jurisdiction of the above-named courts, such action should be dismissed on grounds of lack of venue or forum non convenien; should be transferred to any court other than the above-named courts or should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts; (iv) consents and agrees that service of process in any Proper Action may be made in any manner permitted by law or by registered or certified mail, return receipt requested, at its principal place of business, and that service made in accordance with the foregoing is reasonably calculated to give actual notice of any such action; and (v) waives and agrees not to assert in any Proper Action any claim that service of process made in accordance with the foregoing does not constitute good and sufficient service of process, including upon written notice. Notwithstanding the foregoing, any proceeding for temporary restraining order or preliminary injunction may be brought without resort to the settlement mechanics described but shall only be brought in accordance with the foregoing provisions as to where litigation with respect to any Dispute may be brought.



                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

        20. Publicity. Both parties shall agree on a joint initial press release on the entering into of this Agreement, the entering into of the Letter Amendment Agreement and on the settlement in full, without any payment, of the litigation referred to in Section 14.

        21. Notices. Any notices to be given by either party to the other shall be in writing by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested, or by facsimile (only with receipt confirmed). Notices shall be addressed to the parties at the addresses set forth on page one or to said other address as shall have been so notified to the other party in accordance with this Section 21. Notices to Distributor shall be addressed to Chief Executive Officer, with a copy to Manwell & Milton, 20 California Street, Third Floor, San Francisco, CA 94111, Attention: Edmund R. Manwell, Esq. Notices to Manufacturer shall be addressed to Chief Executive Officer, Ben & Jerry's Homemade, Inc., with a copy to Ropes & Gray, One International Place, Boston, MA 02110, Attention: Howard K. Fuguet, Esq.

        IN WITNESS WHEREOF, Dreyer's Grand Ice Cream, Inc. and Ben & Jerry's Homemade, Inc., have each executed and delivered this Agreement as of the day and year first above written.

WITNESSED:                                  DREYER'S GRAND ICE CREAM, INC.


/s/ DENISE B. MILTON                        By: /s/ THOMAS DELAPLANE
--------------------------                     -------------------------------

                                            Title:    V.P. Sales
                                                  ----------------------------


 WITNESSED:                                 BEN & JERRY'S HOMEMADE, INC.

/s/ ANGELO M. PEZZANI                       By: /s/ PERRY ODAK
--------------------------                     -------------------------------

Date January 14, 1999                       Title:    CEO
    1330 EST                                      ----------------------------

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 2A                  Distributor Territory

Schedule 2B                  The Products

Schedule 2C                  Performance Requirements

Schedule 2D                  Distribution Policies

Schedule 2.6                 List of Authorized Subdistributors (to be provided)

Schedule 3.2                 Equivalent Unit (EU) Conversion Chart

Schedule 4.1                 Manufacturer's Social Mission

Schedule 4.2                 Distributor's Social Activities

Schedule 9.1                 Distributor Prices

Exhibit I                    Stipulation of Dismissal With Prejudice

                                                                     SCHEDULE 2A

                             DISTRIBUTION TERRITORY

Washington
Illinois
Wisconsin
Colorado
Oregon
Alaska
Arizona
Ohio
North Carolina
South Carolina
Missouri
Oklahoma
Arkansas
Indiana
Tennessee
Iowa
Virginia
Utah
Michigan
Idaho
Nebraska

                                                                     SCHEDULE 2B

     All presently available "Ben & Jerry's" branded frozen desserts, including pints, quarts, half gallons, bulk, single serve and novelties (including in each case ice cream, yogurt and sorbet); all presently available Newman's Own brand quarts and half gallons (including in each case ice cream and yogurt).

                                                                          FINAL
                                           ADDENDUM

        Addendum dated as of January 11, 1999 to New Distribution Agreement dated as of January 11, 1999 by and between Dreyer's Grand Ice Cream, Inc. ("Distributor") and Ben & Jerry's Homemade, Inc. ("Manufacturer").

        WHEREAS, the parties wish to confirm that the Distributor shall make an additional payment or payments to Manufacturer if additional volume is added to the business carried on by the Distributor under the New Distribution Agreement by not later than September 30, 2000.

        NOW, THEREFORE, in consideration of these premises, the mutual promises of the parties and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

        1. To the extent that Manufacturer adds volume to the business conducted by the Distributor under said New Distribution Agreement by adding sales of Manufacturer's products in areas not presently included within the term "Distributor Territory" as set forth in Schedule 2A to said New Distribution Agreement, or by adding volume for the Distributor by the addition of Haagen-Dazs products for distribution within Texas and Los Angeles market by Distributor (pursuant to agreement with Haagen-Dazs or otherwise), Distributor will pay Manufacturer the amount required by the formula set forth below in Paragraph 2. For purposes of this Agreement the additional volume of Manufacturer's products and Haagen-Dazs products are collectively referred to as "Replacement Equivalent Units" as the term "Equivalent Unit" ("EU") is defined in Section 3.2 of the New Distribution Agreement.

        2. MULTIPLY by (*) the total sales (in dollars) for the time period September 1, 1998 through January 4, 1999 ("Said Time Period") of all Manufacturer's Products sold by Distributor to all customers including (without duplication) sales by subdistributors (but excluding sales to or by non-affiliated subdistributors making purchases in smaller quantities (i.e., 10 pallets or less on an occasional basis) up to an aggregate of (*) of Distributors total sales during Said Time Period). The term "non-affiliated subdistributors" shall mean subdistributors in which Distributor does not own more than 20% of the equity interests.

               MINUS (*)

               The remainder dollar amount is DIVIDED by the total number of gallons (EU) of Manufacturer's Products sold to Sunbelt and to ICCI for the calendar year 1998.

               The RESULT of this division is the dollar value for each Replacement Equivalent Unit which Distributor shall pay to Manufacturer for each Replacement Equivalent Unit that Manufacturer adds as provided in Paragraph 1 above.

               By way of illustration only: (*)

----------------
This confidential portion has been omitted and filed separately with the commission.

        3. Once aggregate payment of an amount equal to the "remainder dollar amount" (as determined in accordance with Paragraph 2 above) is made by Distributor, there shall be no further obligation by Distributor to make any payments under this Addendum. No payments shall be required with respect to any volume that is added on and after October 1, 2000.

        4. Payments due under this Addendum shall be made within 30 days after the end of a calendar quarter in which an addition of Manufacturer's or Haagen-Dazs products has first been made.

        5. Manufacturer also agrees to provide (*) free goods to Distributor prior to December 31, 1999.

        6. This Addendum shall be in addition to the obligations and duties of the parties under the New Distribution Agreement. No provision of this Addendum may be modified or amended except by a written instrument signed by each of Manufacturer and Distributor.

        7. This Addendum shall be binding on the parties and their respective successors and assigns. This Addendum and all actions related hereto shall be governed by the laws of the State of New York, excluding its internal choice of law principles. Any dispute or claim relating to this Addendum or the entering into of this Addendum shall be submitted to arbitration in Manhattan in the City of New York, New York conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party in the arbitration proceeding shall be entitled to recover from the losing party reasonable attorney's fees and other costs incurred in the arbitration proceeding.

        IN WITNESS WHEREOF, Dreyer's Grand Ice Cream, Inc. and Ben & Jerry's Homemade, Inc. have each executed and delivered this Addendum as of the day and year first above written.

DREYER'S GRAND ICE CREAM, INC.         BEN & JERRY'S HOMEMADE, INC.



By: /s/ THOMAS DELAPLANE               By:  /s/ PERRY ODAK
   ------------------------                --------------------------
Name: Thomas Delaplane                 Name: Perry Odak
     ----------------------                 -------------------------
Title: Vice President-Sales            Title:  CEO
     ----------------------                  ------------------------

----------------
This confidential portion has been omitted and filed separately with the commission.


                                        2